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                                    RESTATEMENT OF
                                AGREEMENT ESTABLISHING
                                   CMC PARTNERSHIP




    THIS RESTATEMENT OF AGREEMENT OF PARTNERSHIP made and entered into as of the 1st day of December, 1993, by and among each of the separate parties subscribing hereto (which parties are sometimes hereinafter collectively referred to as "Partners" or individually referred to as a "Partner").

                                   R E C I T A L S:

    WHEREAS, an Agreement of Partnership (the "Original Agreement of Partnership") was previously made and entered into by certain of the Partners forming CMC Partnership (the "Partnership");

    WHEREAS, certain Partners were subsequently admitted to the Partnership;

    WHEREAS, certain additional Partners now desire to be admitted to the Partnership;

    WHEREAS, the Partners desire to restate the Original Agreement of Partnership in its entirety;


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    WHEREAS, the Partners have contributed or will contribute to the
Partnership Common Stock (the "Stock") of Continental Materials Corporation, a Delaware corporation ("CMC");

    WHEREAS, certain Partners initially formed the Partnership because they determined that it was in their mutual best interests to consolidate the decision-making with respect to the Stock;

    WHEREAS, the Partners have determined that it is in their mutual best interests to continue the Partnership to maintain control of the transfer of the Stock for the benefit of the Partners;

    WHEREAS, the Partners desire to continue the Partnership in the form of a general partnership pursuant to the Uniform Partnership Act of the State of Illinois for the purposes set forth above and to conduct business as hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Partners agree as follows:


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                                  A G R E E M E N T:

1.  DEFINITIONS.

    1.1 ADJUSTED CAPITAL ACCOUNT DEFICIT. "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

         (a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-1(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5) of the
    Regulations; and

         (b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
    1.704-1(b)(2)(ii)(d)(6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

    1.2 AGREEMENT. "Agreement" means this Restatement of Agreement Establishing CMC Partnership as amended from time to time.

    1.3 APPLICABLE FEDERAL RATE. "Applicable Federal Rate" means the appropriate rate of interest for similar obligations, then in


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effect, as announced by the United States Department of the Treasury pursuant to
Section 1274(d) of the Code.

    1.4 CAPITAL ACCOUNT. "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

         (a) To each Partner's Capital Account there shall be credited the amount of cash and the Gross Asset Value of any property contributed by such Partner, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Section 6.2 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

         (b) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Section
    6.2 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

         (c) In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital


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    Account of the transferor to the extent it relates to the transferred interest.

         (d)  In determining the amount of any liability for purposes of
    Section 1.4(a) and 1.4(b) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations, it being the intention of the Partners to maintain the Partners' Capital Accounts in accordance therewith.

    1.5 CLASS A PARTNERS. "Class A Partners" means those parties listed as Class A Partners on Exhibit A attached hereto and hereby incorporated by this reference, as said exhibit may be revised from time to time by the Managing Partners.

    1.6 CLASS B PARTNERS. "Class B Partners" means those parties listed as Class B Partners on Exhibit A attached hereto, as said exhibit may be revised from time to time by the Managing Partners.

    1.7 CODE. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    1.8 FIRST OPTION. "First Option" means the rights and obligations contemplated in Section 9.5 hereof.

    1.9 GROSS ASSET VALUE. "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:


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         (a)  The initial Gross Asset Value of any asset contributed by a
    Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

         (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Partners, as of the following times: (1) the acquisition of an additional interest in the Partnership by any new or existing partner in exchange for more than a DE MINIMIS capital contribution; (2) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership property as consideration for an interest in the Partnership if the Managing Partners reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (3) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

         (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

         (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to either Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining


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    Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the
    Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.9(d) to the extent the Managing Partners determine that an adjustment pursuant to Section 1.9(b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.9(d).

    1.10 NET CASH FLOW. "Net Cash Flow" for any fiscal year means the excess, if any, of:

         (a) The sum of (i) all cash receipts from all sources for such period but excluding Sale Proceeds as defined herein, and (ii) all cash reserves at the beginning of such period; over

         (b) The sum of (i) all cash expenses paid during such period, (ii) the amount of all payments of principal on account of any indebtedness of the Partnership or amounts due (including interest) on such indebtedness during such period (including repayment of advances made by the Partners pursuant to Section 7.8 hereof), (iii) cash payments made for acquisitions and other capitalized expenditures during such period, and (iv) such cash reserves as of the last day of such period as the Managing Partners in their sole discretion deem necessary to provide for the continuing conduct of the business of the Partnership and reasonable reserves for maturing obligations.


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    1.11  OFFER PRICE.  "Offer Price" means the aggregate cash price in a
Written Offer to purchase the interest (or any part thereof) in the Partnership of any Transferor Partner, without regard to any stated interest and discounted by the amount of (a) the total unstated interest, if any, calculated in the manner provided in Section 483(b) of the Code without regard to Section 483(d) of the Code or (b) the imputed interest calculated in the manner provided in
Section 1274 or Section 1274A of the Code, as the case may be.

    1.12 PARTNERSHIP PERCENTAGES. "Partnership Percentages" means each Partner's proportionate ownership interest in the Partnership, as reflected on Exhibit A attached hereto and as such interest may be adjusted from time to time by the admission or withdrawal of a Partner, upon the acquisition of an additional interest by a Partner or a distribution to a Partner, or otherwise.

    1.13 PARTNERSHIP VALUE. "Partnership Value" means an amount equal to eighty percent (80%) of the fair market value of the Stock owned by the Partnership, plus any cash on hand and the fair market value of any other assets of the Partnership, less the liabilities of the Partnership, all as determined by the Managing Partners, calculated as of the date notice of intent to Transfer is given under Section 9.4 hereof.

    1.14 PERMITTED TRANSFEREE. "Permitted Transferee" has the meaning ascribed to that term in Exhibit B attached hereto and hereby incorporated by this reference.


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    1.15  PROFITS AND LOSSES.  "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

         (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.15 shall be added to such taxable income or loss;

         (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(1) of the Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.15 shall be subtracted from such taxable income or loss;

         (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.9(b) or Section 1.9(d) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

         (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for


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    federal income tax purposes shall be computed by reference to the Gross
    Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

         (e) If the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any period, in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation, amortization or other cost recovery which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or cost recovery for such period bears to the beginning adjusted tax basis.

    1.16 REGULATIONS. "Regulations" means the regulations issued by the United States Department of Treasury with respect to the Code, as amended from time to time.

    1.17 SALE PROCEEDS. "Sale Proceeds" means the net proceeds received by the Partnership on account of any sale of all or any portion of the Partnership's property, including deferred proceeds and the interest thereon, to the extent not applied or to be applied to the reduction of Partnership indebtedness (including advances made by the Partners pursuant to Section 7.8 hereof) or to be retained by the Partnership in the sole discretion of the Managing Partners, or for any other purpose permitted under this Agreement.


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    1.18  SECOND OPTION.  "Second Option" means the rights and obligations contemplated in Section 9.6 hereof.

    1.19 TRANSFER. "Transfer" means any conveyance of an interest in the Partnership, including but not limited to sale, assignment, gift, bequest, appointment, pledge, hypothecation or grant of a security interest, or a withdrawal of a Partner from the Partnership.

    1.20 TRANSFEROR PARTNER. "Transferor Partner" means any Partner who gives notice of intent to Transfer pursuant to Section 9.4 hereof.

    1.21 TRANSFER PRICE. "Transfer Price" means an amount equal to the Partnership Value multiplied by the Transferor Partner's Partnership Percentage, calculated as of the date notice of intent to Transfer is given under Section
9.4 hereof.

    1.22 WRITTEN OFFER. "Written Offer" means a bona fide written offer, made by a Permitted Transferee, to purchase all or a portion of a Transferor Partner's interest in the Partnership, setting forth all material terms and conditions of such offer.

2.  FORMATION, NAME AND OFFICE.

    2.1 FORMATION AND NAME. The Partners hereby form a general partnership pursuant to the Uniform Partnership Act of the State of Illinois. The name of the partnership is "CMC Partnership" or such other name as the Managing Partners may, from time to time, designate. Concurrently with the execution of this Agreement, the Partners shall execute such fictitious name certificate or other


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similar certificate and immediately thereafter cause same to be filed or recorded in the appropriate office of Cook County, Illinois and published, all as required by law.

    2.2 PLACE OF BUSINESS. The principal place of business of the Partnership shall be located at 325 North Wells Street, Chicago, Illinois or such other place or places, in the State of Illinois, as the Managing Partners may hereafter determine.

3.  PURPOSE AND PROPERTY.

    3.1 PURPOSE. The purpose of the Partnership shall be the business of making, protecting, enhancing and otherwise dealing with investments of all types, such investments to include, but not be limited to, the buying and selling of securities of all types (including, but not limited to, common and preferred stock, put and call options, convertible bonds, bonds and debentures); provided, however, that nothing herein contained shall allow the Partnership to make any investments, or do any other things, which shall not be permitted by the Uniform Partnership Act of the State of Illinois.

    3.2 STOCK. Title to any Stock contributed to or acquired by the Partnership shall be held in the name of the Partnership, and each certificate representing shares of such Stock will carry the following legend:
         "The stock represented by this certificate is subject to the provisions of the Restatement of Agreement Establishing CMC Partnership dated as of the ___ day of _______, 1992 among the partners of the partnership, a copy of which agreement may


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    be inspected at the principal office of the partnership.  Such agreement restricts the transfer, including hypothecation, of this stock. The provisions of such agreement are incorporated by this reference in this Certificate. The stock represented by this certificate may only be transferred by agreement of a majority of the managing partners of the partnership."

4.  TERM.
    The Partnership shall continue until the first to occur of:

         (a)  December 31, 2025;

         (b)  The agreement of all of the Partners; or

         (c)  Dissolution by operation of law;

provided, however, that in any such event, the then remaining Partners may, within sixty (60) days of the date such event occurs, unanimously vote to continue the Partnership business, in which case the Partnership shall continue thereafter as agreed to by the Partners.

5.  PARTNERSHIP CAPITAL - INITIAL CAPITAL ACCOUNTS.

    5.1 CONTRIBUTION OF THE PARTNERS. Each of the Partners (or such Partner's predecessor in interest) shall contribute to the capital of the Partnership the respective number of shares of Stock set forth opposite such Partner's name in Exhibit A attached hereto. The Partners, in exchange for their contributions to the capital of the Partnership, shall receive an interest in the Partnership equal to the Partnership Percentage set forth opposite


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their names in Exhibit A.  Anything in this Agreement to the contrary notwithstanding, no person shall be deemed to be a partner of the Partnership unless and until such person shall have made such capital contribution.

    5.2 ADDITIONAL CAPITAL CONTRIBUTIONS OF THE PARTNERS. Throughout the term of this Agreement, the Partners shall collectively contribute, in cash, to the capital of the Partnership, in accordance with their respective Partnership Percentages, any additional funds required to meet Partnership cash requirements as determined by the Managing Partners.

    5.3 ADDITIONAL FUNDS. With the consent of the Managing Partners, a Partner may advance to the Partnership, pursuant to Section 7.8 hereof, any additional funds required to meet Partnership cash requirements.

    5.4 INTEREST. No interest shall be paid or accrued on the Capital Account of any Partner.

    5.5 WITHDRAWAL OF CAPITAL CONTRIBUTIONS. No Partner may withdraw any capital from the Partnership except as expressly provided herein.

6. ALLOCATION OF PROFITS AND LOSSES, AND DISTRIBUTION OF NET CASH FLOW AND SALE PROCEEDS.

    6.1 ALLOCATION OF PROFITS AND LOSSES. After giving effect to the allocations set forth in Section 6.2 and Section 6.3 hereof, Profits and Losses for any fiscal year of the Partnership shall be


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allocated among the Partners in proportion to their respective Partnership
Percentages.

    6.2  SPECIAL ALLOCATIONS.
         (a) In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations,
    items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 6.2(a) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6 have been tentatively made as if this Section 6.2(a) were not in the Agreement.

         (b) In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-1T(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5) of the Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such


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    excess as quickly as possible, provided that an allocation pursuant to this
    Section 6.2(b) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 6 have been made as if Section 6.2(a) hereof and this Section 6.2(b) were not in the Agreement.

         (c) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which the Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

    6.3 TAX ALLOCATIONS: CODE SECTION 704(C). In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the


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Partnership for federal income tax purposes and its initial Gross Asset Value.

    In the event the Gross Asset Value of any Partnership asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

    Any elections or other decisions relating to such allocations shall be made by the Managing Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of distributions pursuant to any provision of this Agreement.

    6.4 INTERVALS OF DETERMINATION OF PROFITS AND LOSSES. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a monthly basis or any other basis, as determined by the Managing Partners using any permissible method under Section 706 of the Code and the Regulations thereunder.

    6.5 DISTRIBUTION OF NET CASH FLOW. The Net Cash Flow of the Partnership shall be distributed to the Partners, from time to time as determined by the Managing Partners in their sole discretion, in proportion to the Partners' respective Partnership Percentages.


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    6.6  DISTRIBUTION OF SALE PROCEEDS.  Sale Proceeds shall be distributed among the Partners as soon as is practicable in proportion to the Partners' respective Partnership Percentages.

7.  MANAGEMENT.

    7.1 GENERAL MANAGEMENT. Except as otherwise specifically provided herein, decisions concerning the management and control of the business affairs of the Partnership and the investment of the property of the Partnership shall be made by the majority decision of the Managing Partners (hereinafter described). The Managing Partners shall each be entitled to one vote on any issue requiring their decision. The Partnership shall reimburse any Managing Partner for all direct and reasonable out-of-pocket expenses incurred on behalf of the Partnership. Except for acts of willful misconduct or gross negligence, the Partnership shall reimburse, indemnify and hold harmless any Managing Partner for and from any expense or liability incurred by him for and on behalf of the Partnership or its property while acting in good faith.

    The Managing Partners shall at all times be five in number and shall initially be Joseph L. Gidwitz, Gerald Gidwitz, Ronald J. Gidwitz, James G. Gidwitz and Ralph W. Gidwitz (sometimes hereinafter each individually referred to as a "Managing Partner"). Any vacancy among the Managing Partners, by disability, death, withdrawal or resignation, shall be filled by a Partner, as set forth herein. In the event of a vacancy by the disability, death, withdrawal or resignation of Gerald Gidwitz, Ronald J. Gidwitz


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or James G. Gidwitz, or any successor thereto, the following, one at a time and in the order named, shall be successor Managing Partner:  (a) Peter E. Gidwitz;
(b) Nancy Gidwitz; (c) Thomas R. Gidwitz; and (d) a Class A Partner designated by the majority decision of all of the Class A Partners. In the event of a vacancy by the disability, death, withdrawal or resignation of Joseph L. Gidwitz or Ralph W. Gidwitz, or any successor thereto, the following, one at a time, and in the order named, shall be successor Managing Partner: (a) Betsy R. Gidwitz; and (b) a Class B Partner designated by the majority decision of all of the Class B Partners.

    7.2 POWERS OF THE MANAGING PARTNERS. Subject to such limitations as may be imposed pursuant to the terms of this Agreement or by operation of law, the Managing Partners are hereby authorized and empowered to carry out and implement any and all of the purposes of the Partnership. In that connection, the powers of the Managing Partners shall include, but not be limited to, the following:

         (a) To employ, on behalf of the Partnership, such persons, firms or corporations as they, in their sole judgment, shall deem advisable for the operation and management of the business of the Partnership, including such brokers, investment advisors, accountants and attorneys, on such terms and for such compensation as they, in their sole judgment, shall determine.
    The fact that a Partner or a member of his family (or the trustee or a beneficiary of a trust which is a Partner) is directly or indirectly interested


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    in or connected with any person, firm or corporation employed by the
    Partnership to render or perform a service or from which or whom the Partnership may buy merchandise or other property shall not preclude the Partnership from employing such person, firm or corporation or from otherwise dealing with him or it, and neither the Partnership nor the Partners thereof shall have any rights in or to any income or profits derived therefrom;

         (b) To authorize or approve all actions with respect to distributions by the Partnership, dispositions of the assets of the Partnership, borrowing of funds, contracts, guarantees, notes, and other instruments on behalf of the Partnership; provided, however, that the Managing Partners may not enter into an agreement involving a sale or exchange of more than 50 percent of the Partnership's property (other than financing arrangements requiring that Partnership property be pledged or otherwise used as security) without first obtaining the written consent of Partners owning at least 51 percent of the Partnership Percentages;

         (c) To acquire and convey corporate stock and partnership interests, including, but not limited to, partnership interests pursuant to Section 9 hereof;

         (d) To open, maintain, and close bank accounts and to draw checks and other orders for the payment of money as provided in Section 8.3 hereof; and


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         (e)  To take such other actions and to incur such expenses on behalf of the Partnership as may be necessary or advisable in connection with the conduct of the affairs of the Partnership.

    7.3 DUTIES OF MANAGING PARTNERS. The Managing Partners shall manage, or cause to be managed, the affairs of the Partnership in a prudent and businesslike manner and shall devote such part of their time to the Partnership affairs as is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that neither any Managing Partner nor any other Partner shall be required to devote his entire time or attention to the business of the Partnership, and no Partner shall be restricted in any manner from participating in other businesses or activities. Without limiting the generality of the foregoing, the Managing Partners' duties shall include the following:

         (a) To render periodic progress reports to the Partners with respect to the operations of the Partnership;

         (b) To furnish financial statements on an annual basis, which, upon the request of any Partner, shall be prepared by a recognized firm of independent public accountants;

         (c) To deposit all funds of the Partnership in one or more separate bank accounts with such banks or trust companies as provided in Section 8.3 hereof;

         (d)  To maintain complete and accurate records as provided in Section
    8.1 hereof;


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         (e)  To prepare and distribute to all Partners all reasonable tax reporting information as provided in Section 8.2 hereof; and

         (f) To cause to be filed such certificates and to do such other acts as may be required by law to qualify and maintain the Partnership as a partnership.

    7.4 RELIANCE ON ACT OF MANAGING PARTNERS. Third parties dealing with the Partnership shall be entitled to rely conclusively upon the power and authority of the Managing Partners. Any business entity called upon to transfer any property to or from the name or account of the Partnership shall be entitled to rely on instructions or assignments signed or purporting to be signed by the Managing Partners, without inquiry as to the authority of the person signing or purporting to sign such instructions or assignments and without inquiry as to the validity of any transfer to or from the name of the Partnership.

    7.5 OUTSIDE ACTIVITIES. It is expressly agreed that the Partners, or any of them, may engage in other business ventures of every nature and description, independently or with others, whether or not it is in competition with the Partnership, and neither the Partnership nor the Partners thereof shall have any rights in and to any independent venture or activity or the income or profits derived therefrom.

    7.6 ACTIONS REQUIRING CONCURRENCE OF THE PARTNERS. Notwithstanding anything in this Agreement to the contrary, no Partner or


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Managing Partner, without the prior written consent of all of the other
Partners, shall have the authority to:

         (a) Expend or use Partnership funds or Partnership property except upon the account and for the benefit of the Partnership;

         (b)  Confess a judgment against the Partnership;

         (c) Possess Partnership property, or assign rights in specific Partnership property for other than a Partnership purpose; or

         (d) Transfer Stock held by the Partnership to any person other than a Permitted Transferee of the Partnership, or acquire Stock from a person as to which the Partnership is not a Permitted Transferee, and any such attempted transfer or acquisition contrary to this clause (d) shall be null and void.

    7.7 COMPENSATION OF THE PARTNERS. Notwithstanding anything herein contained, the Partnership shall have authority to pay to any Partner a reasonable annual salary for his or its services to the Partnership. It is understood that the salary paid to any Partner under the provisions of this
Section 7.7 shall be considered as an operating expense of the Partnership and shall be deducted as an expense item in determining Profits or Losses of the Partnership.

    7.8 ADVANCES. With the consent of the Managing Partners, the Partners may loan or advance funds to the Partnership. Such loans or advances shall bear interest at the prime rate of interest charged, from time to time, by The First National Bank of Chicago and shall be payable out of the first available funds of the Partnership prior to any distributions to the Partners.

8.  ACCOUNTING, TAX PROVISIONS AND BANKING.

    8.1 BOOKS AND RECORDS. The Partnership shall maintain, or cause to be maintained, full and accurate books and records in accordance with generally accepted accounting principles. The Partnership shall maintain its books and records and file its tax returns utilizing a calendar year. The Partnership's books and records shall be kept at the principal office of the Partnership and each Partner shall, at reasonable times, have free access thereto. The Managing Partners shall determine the methods of accounting to be employed for purposes of the Partnership's books of account and federal income tax reporting purposes.

    8.2 TAX RETURNS. The Partnership shall prepare, or cause to be prepared, all required returns of income. All decisions and elections as are necessary or available with respect to the preparation of such returns shall be made by the Managing Partners. As soon as is reasonably practical after the close of each fiscal year, the Partnership shall furnish each Partner with a statement (which may be in the form of a duplicate Schedule K-1 of the Form 1065 required to be filed by the Partnership with the Internal Revenue Service, or such other comparable form at any time hereafter required to be so filed) showing the contributions, withdrawals, income, gains, deductions, losses and credits charged or credited to such Partner and so allocated to him for such fiscal year.

    James G. Gidwitz is hereby appointed the tax matters partner pursuant to Sections 6221-6231 of the Code. In the event that James G. Gidwitz is unable or unwilling to so serve, the Managing Partners shall designate a new tax matters partner for the Partnership.

    8.3 BANKING. All funds of the Partnership shall be deposited in the Partnership's name in accounts at such bank or banks as shall be determined by the Managing Partners who shall have the right to designate their agents to execute checks for withdrawals and make, deliver, accept and endorse commercial paper in connection with the Partnership business.

9.  TRANSFER OF PARTNERSHIP INTERESTS AND LIMITATIONS THEREON.

    9.1 EXCLUSIVE PROCEDURE. Except as otherwise provided herein, each Partner agrees that he will not Transfer all or any part of his interest in the Partnership other than in strict compliance with this Agreement. In no event shall a Partner Transfer his interest in the Partnership to a transferee who is not a Permitted Transferee of such Partner. This Agreement states the exclusive procedure for Transfer of an interest in the Partnership. Any attempted Transfer of an interest in the Partnership other than in strict compliance with this Agreement shall be null and void.

    9.2 PERMITTED TRANSFER. Subject to the First Option and the Second Option, any Partner transferring an interest in the

Partnership to a Permitted Transferee of such Partner shall give written notice of any such Transfer to the Managing Partners, who shall thereupon revise the Partnership Percentages to reflect the Transfer. With the consent of the Managing Partners, the transferee (if he is not already a Partner) may be admitted as an additional Partner in the Partnership.

    9.3 TRANSFER OF TITLE. All Transfers of an interest in the Partnership to any Partner pursuant to the First Option, and to the Partnership pursuant to the Second Option, shall be transferred and delivered to such Partners or the Partnership, as the case may be, free and clear of all liens, claims and encumbrances of every kind and description.

    9.4 NOTICE OF INTENT TO TRANSFER. Any Transferor Partner who desires to Transfer all or any portion of his interest in the Partnership shall give notice of his intent to Transfer, in writing, to the Managing Partners. In the event that the Transferor Partner has received a Written Offer for the purchase of his interest in the Partnership, said notice shall include a copy of such Written Offer and shall set forth the Offer Price. The Managing Partners shall promptly notify the other Partners of the Transferor Partner's intent to Transfer, which notice shall include a copy of any Written Offer.

    9.5 FIRST OPTION. The Partners, other than the Transferor Partner, shall have an option (but not the obligation) to purchase all or any portion of the interest in the Partnership proposed to be sold by the Transferor Partner at the Offer Price or, if the

Transferor Partner did not submit a Written Offer, at the Transfer Price and, in either case, in accordance with the provisions of this Section 9. This option shall first be available to Partners of the same class as, and who are Permitted Transferees of, the Transferor Partner (the "Same Class Partners"). The Same Class Partners may exercise the option by giving notice to the Managing Partners of their intention to do so within sixty (60) days of the date of the Transferor Partner's notice. The Same Class Partners may purchase the offered interest in proportion to their relative Partnership Percentages of the same class or as they may otherwise agree. If and to the extent that the Same Class Partners fail to elect to purchase all of the offered interest, the Managing Partners shall give prompt notice thereof to the Partners of the other class who are Permitted Transferees of the Transferor Partner (the "Other Class Partners"). The Other Class Partners shall have the option to purchase all or part of any remaining interest proposed to be sold. The Other Class Partners may exercise their option by giving notice to the Managing Partners of their intention to do so within sixty (60) days after the expiration of the Same Class Partners' sixty
(60) day option period. The Other Class Partners may purchase the offered interest in proportion to their relative Partnership Percentages of the same class or as they may otherwise agree. The interest in the Partnership so purchased will be added to the interest in the Partnership of the Partners who have purchased said interest, as an interest of the same class as that held by each respective purchasing Partner, and their

Partnership Percentages and Capital Accounts shall be adjusted accordingly by the Managing Partners.

    9.6 SECOND OPTION. The Partnership shall have an additional sixty (60) days after the expiration of the two option periods set forth in Section 9.5 to elect to purchase all or part of the interest in the Partnership of the Transferor Partner not purchased pursuant to the First Option, at the Offer Price or, if there is no Written Offer, at the Transfer Price. The interest in the Partnership so purchased from a Transferor Partner, including the related Partnership Percentage and Capital Account, shall be allocated among all of the then remaining Partners, who shall succeed to such interest as an interest of the same class held by such remaining Partners.

    In the event a Transferor Partner has given notice of his intention to sell his entire interest in the Partnership without a Written Offer, it being the Transferor Partner's intention to withdraw from the Partnership, the exercise of the Second Option shall be mandatory with respect to any portion of the Transferor Partner's interest in the Partnership not purchased pursuant to the First Option, and the Partnership shall exercise its Second Option with respect to any portion of the Transferor Partner's interest in the Partnership not purchased pursuant to the First Option.

    9.7 EXERCISE OF ENTIRE OPTION. In the event that the Transferor Partner has given notice of a Written Offer, then, if the option to purchase all of the subject interest is not exercised pursuant to the First Option and the Second Option, the Transferor

Partner shall no longer be under an obligation to sell such interest pursuant to the First Option and the Second Option and, during the ninety (90) day period following the termination of the Second Option, the Transferor Partner may sell the offered interest to the Permitted Transferee making the Written Offer at the Offer Price or on other terms no more favorable than the terms contained in the Written Offer. No Transfer may be consummated after such ninety (90) day period or on terms more favorable than those set forth in the Written Offer without first again complying with this Section 9. Any Permitted Transferee who acquires an interest in the Partnership pursuant to this Section 9 shall become a party hereto and be subject to the terms of this Agreement.

    9.8 TERMS OF PURCHASE. Any interest in the Partnership to be sold pursuant to the First Option or the Second Option shall be purchased at the price provided in Section 9.5 or Section 9.6 hereof, as the case may be.
Subject to Section 9.12 hereof, the closing of the purchase and sale shall take place at the Partnership's office within thirty (30) days following the expiration of the applicable option periods. Notwithstanding any provision to the contrary contained in a Written Offer and subject to the provisions of
Section 9.9 hereof, payment for the interest in the Partnership purchased pursuant to the First Option or the Second Option shall be made in ten (10) equal installments of principal. The first installment shall be made contemporaneously with the Transfer and each succeeding payment shall be made on the annual anniversary date thereof. The Partnership or any Partner purchasing an interest of the Transferor Partner may, however, prepay all or part of the purchase price at the time of the Transfer or at any time thereafter without premium or penalty. Each deferred payment shall bear interest at the lesser of eight percent (8%) per annum or the prime or base rate of interest charged by The First National Bank of Chicago. Said rate of interest shall be determined at the time of Transfer and shall be adjusted on each annual anniversary date thereof. In no event, however, shall the rate of interest be less than the Applicable Federal Rate determined at the time of the Transfer.

    9.9 MAXIMUM OBLIGATION OF THE PARTNERSHIP. If the Partnership purchases the interest of one or more Transferor Partners pursuant to the Second Option, the Partnership shall not be obligated to pay, in the aggregate in any calendar year, pursuant to Section 9.8 hereof an aggregate amount exceeding the greater of (a) the annual dividends received by the Partnership with respect to the Stock or (b) two percent (2%) of the Partnership Value (the "Redemption Cap"). If, as a result of the application of the Redemption Cap, amounts otherwise due are not paid to a Transferor Partner, such unpaid amounts shall be due and payable in the following year; provided, however, that the Redemption Cap as determined in the following year shall continue to limit the aggregate obligation of the Partnership during such year so that any unpaid amounts continue to be deferred until such time as the total payments to Transferor Partners during a year are within the Redemption Cap determined for such year. In the event that there are two (2) or more Transferor Partners at any one time and the payments due from the Partnership to the Transferor Partners exceed the Redemption Cap, then payments to such Transferor Partners shall be reduced proportionately, from time to time and at any time, based on the outstanding principal owed to each Transferor Partner.

    9.10 ADMISSION OF PARTNERS. Except as otherwise provided in Section 9.2, no additional Partners shall be admitted to the Partnership without first obtaining the written consent of all Partners. Upon the admission of an additional Partner, all references in this Agreement to the Partners shall be deemed to include the new Partner. The Partners shall determine what rights and voice an additional Partner shall have in the management and conduct of the Partnership.

    9.11 DISTRIBUTION OF A PARTNER'S INTEREST. The termination of any trust which is a Partner shall not terminate the Partnership. Upon the allocation or distribution of all or any portion of the Partnership interest of a trust which is a Partner pursuant to the exercise of any power of appointment, or otherwise, to a beneficiary of such trust or to another person or persons or to another trust or trusts, whether or not such distribution shall terminate such distributing trust, each such distributee, notwithstanding the provisions hereof, shall become a Partner hereunder to the extent of the proportionate share of the Partnership interest distributed to him, subject to all the terms and conditions of this Agreement, provided however, that such distributee must, in all events, be a Permitted Transferee. If any such intended distributee is not a Permitted Transferee, the trustee (or any other Partner) shall give notice thereof to the Managing Partners, whereupon the Partners and the Partnership shall have the rights set forth in Sections 9.5 and 9.6 hereof to purchase the interest in the Partnership owned by the trust.

    9.12 TRANSFER DATE RESTRICTIONS.  Notwithstanding anything in this Article
9 to the contrary, no Transfer, acquisition or redemption of an interest in the Partnership shall be made and no adjustment to the Partners' interests in the Partnership shall be effective, and no transferee of an interest in the Partnership shall be admitted as a Partner, during any period between the record date and payment date of a dividend declared to be paid with respect to shares of the Stock. Any such purported Transfer, acquisition or redemption shall be effective and reflected in the books of the Partnership on and as of the first day following the dividend payment date.

10. WITHDRAWAL, DEATH OR BANKRUPTCY OF A PARTNER.

    10.1 WITHDRAWAL. Any Partner, including a trust which is a Partner hereunder, shall have the right to withdraw from the Partnership at any time upon giving notice thereof in writing to the Managing Partners pursuant to
Section 9.4 hereof, and the provisions of Section 9 hereof shall be applicable. In the event of such withdrawal, the Partnership shall not be wound up or liquidated and the withdrawing Partner shall not have the right to compel liquidation of the Partnership. The payments to the withdrawing Partner pursuant to Section 9 hereof shall be in lieu of any amount payable pursuant to
Section 42 of the Uniform Partnership Act including any interest or profits payable pursuant to that section.

    10.2 DEATH OF A PARTNER. Upon the death of a Partner during the term of the Partnership, the Partnership business shall not be wound up or terminated, but shall be continued by the remaining Partners. The executor or administrator (the "Personal Representative") of the estate of the deceased Partner, notwithstanding Section 9 hereof, shall immediately succeed to the interest of the deceased Partner in the Partnership, and such Personal Representative shall have the same rights and obligations in the Partnership as the deceased Partner would have had had he survived (such rights and obligations shall include, but shall not be limited to, rights to participate in the conduct of Partnership business and to share in the profits and losses of the Partnership) except that, if the deceased Partner was a Managing Partner, the Personal Representative shall not have the right to become a Managing Partner. The Personal Representative shall, if at all possible, transfer its interest to a Permitted Transferee and, to the extent that transfer to a Permitted Transferee is not possible, shall, promptly upon discovery thereof, give notice to the Partnership pursuant to Section 9.4 hereof of its intention to withdraw from the Partnership. The Personal Representative shall not have the right to compel liquidation of the Partnership. The rights of the Personal Representative set forth in this Section 10.2 and the payments, if any, to a Personal Representative that withdraws from the Partnership are in lieu of any amount payable pursuant to Section 42 of the Uniform Partnership Act including any interest or profits payable pursuant thereto.

    10.3 BANKRUPTCY, ETC.. In the event the interest of a Partner in the Partnership shall be attached or taken in execution, or in the event a Partner shall be adjudicated a bankrupt or make an assignment for the benefit of creditors, or in the event its interest is made subject to a charging order, the Partnership shall not be wound up or terminated and the Partnership's business shall be continued, except that upon notice thereof to that Partner, the other Partners and the Partnership shall have the rights set forth in Sections 9.5 and
9.6 hereof to purchase the interest in the Partnership of such Partner.

11. DISSOLUTION AND LIQUIDATION.

    The dissolution of the Partnership shall occur as provided in Section 4 hereof; provided, however, if an event specified in Section 4 hereof occurs, the Partners may, within sixty (60) days of the date such event occurs, unanimously vote to continue the Partnership business, in which case the Partnership shall continue thereafter as agreed to by the Partners. Unless otherwise provided herein or otherwise agreed by all of the Partners, upon dissolution of the Partnership, the Partnership shall be terminated and the remaining Managing Partners shall become the liquidating trustees. The liquidating trustees shall take full account of the Partnership's assets and liabilities and the receivables of the Partnership shall be collected and its assets liquidated as promptly as is consistent with obtaining the fair market value therefor. If the liquidating trustees reasonably determine that it would be in the best interests of the Partners to do so, all or any portion of the assets of the Partnership shall be distributed in kind. The proceeds from the liquidation of the assets of the Partnership and collection of the Partnership's receivables, together with the property distributed in kind, to the extent sufficient therefor, shall be applied and distributed in the following order of priority:

         (a) To the payment and discharge of all of the Partnership's debts and liabilities, except (i) the claims of secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets and (ii) the payment of all debts and liabilities of the Partnership due to the Partners;

         (b) To the payment of all debts and liabilities of the Partnership due to Partners;

         (c) To the establishment of reserves which the liquidating trustees reasonably determine to be necessary; and

         (d) The balance, if any, to the Partners in accordance with the positive balances in their Capital Accounts after giving effect to all contributions, distributions and allocations for all periods.

12. TRUST PARTNERS.

    12.1 TRUSTEE LIABILITY. When this Agreement is executed by the trustee of any trust, such execution is, and shall be, by the trustee, not individually but solely as trustee in the exercise and under the power of authority conferred upon and vested in such trustee. It is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof. Any liability of any Partner which is a trust to the Partnership or to any third person shall be only that of such trust to the full extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof.

    12.2 STATUS OF SUCCESSOR TRUSTEES AS PARTNER. Any successor trustee or trustees of any trust as a Partner herein shall be entitled to exercise the same rights and privileges and be subject to the same duties and obligations as his predecessor trustee. As used in this Agreement, the term "trustee" shall include any or all such successor trustees.

13. NOTICES.
    All notices, demands and communications required to be given under the terms of this Agreement shall be in writing and shall be served by personal service or by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested to the address of the Partner to whom the notice, demand or communication is directed as set forth on the books and records of the Partnership. In case of service by mail, it shall be deemed complete on the day of actual delivery, or if delivery is refused on the date of such refusal, as shown by the return receipt. The addresses to which notices, demands and other communications to a Partner shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by the Partner upon the other Partners. Any payment required or permitted to be made to any Partner under any provision of this Agreement shall be deemed to have been made if delivered or mailed in the manner hereinabove provided to the address to which notices, demands and other communications to such Partners are to be delivered pursuant to the foregoing.

14.   MISCELLANEOUS PROVISIONS.

    14.1 AMENDMENTS. Any and all agreements hereafter made by the Partners to amend, extend, revise, change or discharge this Agreement, in whole or in part and on one or more occasions, shall not be invalid or unenforceable because of the lack of legal consideration so long as the same shall be in writing and signed by

Partners owning 51 percent or more of the Partnership Percentages, and shall be binding on all Partners, except that without unanimous written consent, no amendment to Partnership Percentages, Capital Accounts, or distributions of Net Cash Flow or Sale Proceeds shall be effective.

    14.2 FURTHER ASSURANCES. The Partners shall execute and deliver such further instruments and do such further acts and things as may be required by law or may be appropriate in order to carry out the intent and purpose of this Agreement.

    14.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

    14.4 HEADINGS. Section headings are for convenience of reference only and shall have no legal effect.

    14.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement.

    14.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs and legal representatives and any person who shall have acquired any of the interests or rights of any Partner in accordance with this Agreement.

    14.7 SEVERABILITY. In the event any provision of this Agreement is held to be invalid, the remainder of this Agreement shall nevertheless be deemed to be valid and effective.

    14.8 NOUNS, PRONOUNS AND GENDER. As used herein, all pronouns shall include the masculine, feminine, neuter, singular, and plural thereof whenever the context and facts require such construction.

    14.9 WAIVER OF ACTION FOR PARTITION. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership's property.

    14.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding among the parties and may not be amended or modified except as provided herein.

    14.11 INTENT TO BE BOUND. Each of the parties subscribing hereto intend to be fully bound by this Agreement whether or not all of the other persons listed on the signature pages hereto execute this Agreement. All persons who execute this Agreement, or any counterpart hereof, shall become Partners and shall be bound hereby. If any person listed on the signature pages hereto fails to sign this Agreement, the Partnership Percentages shall be recomputed by the Managing Partners based on the number of shares of Stock and cash actually contributed to the Partnership.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.



------------------------------    ------------------------------
James G. Gidwitz                  Peter E. Gidwitz


------------------------------    ------------------------------
Nancy Gidwitz                     Ronald J. Gidwitz

------------------------------    ------------------------------
Ralph W. Gidwitz                  Thomas R. Gidwitz



------------------------------    ------------------------------
Linda B. Gidwitz                  Teri L. Gidwitz



------------------------------    ------------------------------
Steven Gidwitz                    Julie Gidwitz


------------------------------
Jill Gidwitz




AKG COLLATERAL TRUST              AKG FAMILY TRUST


By:                               By:
   ---------------------------        ---------------------------
    Si Richard Wynn, not               Si Richard Wynn, not
    individually but                   individually but
    solely as Trustee                  solely as Trustee




JOSEPH L. GIDWITZ REVOCABLE       THOMAS R. GIDWITZ IRREVOCABLE
  TRUST                             TRUST


By:                               By:
   ---------------------------        ---------------------------
    Joseph L. Gidwitz, not             James G. Gidwitz, not
    individually but                   individually but
    solely as Trustee                  solely as Trustee


                                  By:
                                     ---------------------------
                                       Jane B. Gidwitz, not
                                       individually but
                                       solely as Trustee

BETSY R. GIDWITZ                  GERALD GIDWITZ REVOCABLE
IRREVOCABLE TRUST                 TRUST


By:                               By:
   ---------------------------        ---------------------------
    Joseph L. Gidwitz, not             Gerald Gidwitz, not
    individually but solely as         individually but solely as
    Trustee                            Trustee

                                  JANE B. GIDWITZ REVOCABLE TRUST


By:                               By:
   ---------------------------        ---------------------------
    Ronald J. Gidwitz, not             Jane B. Gidwitz, not
    individually but solely as         individually but solely as
    Trustee                            Trustee


TRUSTS U/W/O EMILY K. GIDWITZ          TRUSTS R6701, R6702


By:                               By:
   ---------------------------        ---------------------------
    Joseph L. Gidwitz, not             Si Richard Wynn, not
    individually but solely as         individually but solely as
    Trustee                            Trustee


By:                               By:
   ---------------------------        ---------------------------
    Gerald Gidwitz, not                Melvin Pollack, not
    individually but solely as         individually but solely as
    Trustee                            Trustee


By:
   ---------------------------
    Alan K. Gidwitz, not
    individually but solely as
    Trustee


TRUSTS J1, J2, J3, J4, J5, J6     TRUSTS A6701, A6702, A6703


By:                               By:
   ---------------------------        ---------------------------
    Thomas R. Gidwitz, not             Si Richard Wynn, not
    individually but solely as         individually but solely as
    Trustee                            Trustee


By:                               By:
   ---------------------------        ---------------------------
    Si Richard Wynn, not               Melvin Pollack, not
    individually but solely as         individually but solely as
    Trustee                            Trustee

ARIES ASSOCIATES                  JUANITA SELLERS TRUST


By:                               By:
   ---------------------------        ---------------------------
    Ronald Gidwitz, a                  Si Richard Wynn, not
    General Partner                    individually but solely as
                                       Trustee


                                  By:
                                     ---------------------------
                                       Melvin Pollack, not
                                       individually but solely as
                                       Trustee



ARB ASSOCIATES



By:
   ---------------------------
    Ralph W. Gidwitz, a
    General Partner


By:  BETSY R. GIDWITZ IRREVOCABLE
      TRUST, a General Partner



    By:
        ---------------------------
         Joseph L. Gidwitz, not
         individually but
         solely as Trustee



    By:
        ---------------------------
         Ronald J. Gidwitz, not
         individually but
         solely as Trustee

                                      EXHIBIT A

As of September 30, 1996                                      CMC PARNERSHIP

                                                                   Partner
                                           Number of              Ownership
CLASS A PARTNERS:                           Shares                Percentage
-----------------------                   -----------            -----------
Gerald Gidwitz                                    20                 0.0055%
GG Trust                                      12,165                 3.3461%
Jane B. Gidwitz Rev. Tr.                      20,200                 5.5561%
Ronald Gidwitz                                30,156                 8.2946%
James Gidwitz                                 30,269                 8.3257%
Nancy Gidwitz                                 35,597                 9.7912%
Peter Gidwitz                                 35,483                 9.7598%
Thomas Gidwitz                                14,126                 3.8854%
Thomas R. Gidwitz Irrev. Tr. 1/1/89           21,357                 5.8744%
Aries Associates                                  20                 0.0055%

CLASS B PARTNERS:
-----------------------
JLG Foundation                                20,625                 5.6730%
Betsy R. Gidwitz Irrev. Tr. 9/15/90            7,417                 2.0401%
ARB Assoc. (BRG Irrev. Tr. 9/15/90)           28,254                 7.7714%
J 1 Trust - as Nominee for BRG                 3,051                 0.8392%
J 2 Trust - as Nominee for BRG                 3,061                 0.8419%
Trust U/W of EKG-FBO BRG                         687                 0.1890%
Trust U/W of EKG-FBO Desc of BRG               1,124                 0.3092%
Ralph W. Gidwitz                 ***           1,221                 0.3358%
ARB Assoc. (Ralph)                            21,475                 5.9068%
J 5 Trust - as Nominee for RWG                 3,051                 0.8392%
J 6 Trust - as Nominee for RWG                 3,062                 0.8422%
Trust U/W of EKG-FBO RWG                         687                 0.1890%
AKG Collateral Trust                          16,161                 4.4452%
AKG Family Trust                               8,475                 2.3311%

Trust U/W of EKG-FBO AKG                       2,825                 0.7770%
J 3 Trust - as Nominee for AKG                 1,806                 0.4968%
J 4 Trust - as Nominee for AKG                 2,061                 0.5669%
A 6701 Trust-Steven                            1,799                 0.4948%
A 6702 Trust-Julie                             1,799                 0.4948%
A 6703 Trust-Jill                              1,799                 0.4948%
Trust U/W of EKG-FBO Desc of AKG                 400                 0.1100%
Teri L. Gidwitz                                5,059                 1.3915%
R 6701 Trust-Teri                              2,698                 0.7421%
Linda Gidwitz Karamitis                        3,659                 1.0064%
R 6702 Trust                                   2,698                 0.7421%
Trust U/W of EKG-FBO Desc of RWG               1,123                 0.3089%
J 1 Trust - FBO of Descendants of BRG          3,051                 0.8392%
J 2 Trust - FBO of Descendants of BRG          3,062                 0.8422%
J 3 Trust - FBO of Descendants of AKG          2,806                 0.7718%
J 4 Trust - FBO of Descendants of AKG          3,062                 0.8422%
J 5 Trust - FBO of Descendants of RWG          3,051                 0.8392%
J 6 Trust - FBO of Descendants of RWG          3,061                 0.8419%
                                          -----------             ----------
                                             363,563               100.0000%
                                          -----------             ----------
                                                                  ----------

***  Old certificates (reverse split 5 for 1)

                                      EXHIBIT B

    A Permitted Transferee of a Partner shall have the following meanings:

    (i) In the case of a Partner who is a natural person and the holder of record and beneficial owner of the Partnership Interest subject to said proposed transfer, "Permitted Transferee" means (a) the spouse of such Partner, (b) a lineal descendant of a great grandparent of such Partner or a spouse of any such lineal descendant, (c) the guardian or conservator of a Partner who has been adjudged disabled by a court of competent jurisdiction, (d) the executor or administrator of the estate of a deceased Partner, (e) a trustee of a trust (including a voting trust) for the sole benefit of one or more Partners, other lineal descendants of a great grandparent of such Partner, the spouse of such Partner, the spouses of such other lineal descendants or an organization, contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a "Charitable Organization"), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to the spouse of such Partner, any lineal descendant of such Partner or the spouse of any such lineal descendant, and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Partner payable by reason of the death of such Partner, (f) a Charitable Organization established by such Partner, such Partner's spouse, a lineal descendant of a great grandparent of such Partner, a spouse of any such lineal descendant, CMC or employees or former employees of CMC, (g) a corporation all the outstanding capital stock of which is owned by, or a partnership all the partnership interests in which are owned by, directly or indirectly, one or more of such Partners, other lineal descendants of a great grandparent of such Partner or a spouse of any such lineal descendant, the spouse of such Partner, or the trustee of a trust determined pursuant to subclause (e) of this clause (i), and (h) an employee stock ownership plan described in Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended, or any successor or substitute provision thereto.

    (ii) In the case of a Partner holding the Partnership Interest subject to said proposed transfer as trustee, "Permitted Transferee" means (a) any successor trustee or trustees of such trust; (b) the person who established such trust; and (c) a Permitted Transferee of the person who established such trust determined pursuant to clause (i) above.

    (iii) In the case of a Partner which is a partnership and the holder of record and beneficial owner of the Partnership Interest subject to said proposed transfer, "Permitted Transferee" means any partner of such partnership or any "Permitted Transferee" of such partner determined pursuant to clause (i), (ii) or (iv) hereof, as the case may be.

    (iv) In the case of a Partner which is a corporation (other than a Charitable Organization described in subclause (f) of clause (i) above) and the holder of record and beneficial owner of the Partnership Interest subject to said proposed transfer, "Permitted Transferee" means any stockholder of such corporation receiving a Partnership Interest through a dividend or through a distribution made upon liquidation of such corporation or any "Permitted Transferee" of such stockholder determined pursuant to clause (i), (ii) or (iii) hereof, as the case may be.

    (v) In the case of a Partner who is the executor or administrator of the estate of a deceased Partner, guardian or conservator of the estate of a disabled Partner or who is a trustee or receiver of the estate of a bankrupt or insolvent Partner and provided such deceased, disabled, bankrupt or insolvent Partner, as the case may be, was the record and beneficial owner of the Partnership Interest subject to said proposed transfer, "Permitted Transferee" means a Permitted Transferee of such deceased, disabled, bankrupt or insolvent Partner as determined pursuant to clauses (i), (iii) or (iv), above, as the case may be.

    (vi) In the case of a Partner which is an employee benefit plan of CMC, "Permitted Transferee" means the participant in such plan in whose account a Partnership Interest is held in such plan or a Permitted Transferee of such participant determined pursuant to clause (i) above.

    (vii) In the case of a Partner which is a Charitable Organization described in subclause (e) of clause (i) above and the holder of record and beneficial owner of the Partnership Interest subject to said proposed transfer, "Permitted Transferee" means any lineal descendant of a great grandparent of the creator of such Charitable Organization or such creator's spouse.